Portions of this document have been omitted as permitted by the rules of the Securities and Exchange Commission. [*] designates the omitted information.

Exhibit 10.1

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), the effective date of which is April 1, 2020 (hereinafter “Effective Date”) is made by and between Kansas State University Research Foundation, a non-profit Kansas corporation having its principal office at 2005 Research Park Circle, Manhattan, Kansas, USA, 66502 (hereinafter referred to as “Foundation”) and Cocrystal Pharma, Inc., a corporation having its principal office at 19805 North Creek Parkway, Bothell, WA 98011 (hereinafter referred to as “Licensee”) (each of Foundation and Licensee, a “Party” and together the “Parties”).

RECITALS

A.	Foundation has been assigned all right, title and interest of Kansas State University in the patent rights [*], and Foundation has rights to grant licenses under Patent Rights (as hereinafter defined) and Know-How (as hereinafter defined).

B.	Wichita State University and the University of Iowa (hereinafter the “Other Institutions”) have an interest in [*].

C.	Foundation has executed an Inter-Institutional Agreement with the Other Institutions providing Foundation with the exclusive right to negotiate, grant and sign an exclusive license on behalf of the Other Institutions for the Patent Rights with an interested commercial partner;

D.	Wichita State University [*];

E.	Foundation and the Other Institutions desire to have products and services based on the inventions described in the Patent Rights developed and commercialized to benefit the public; and

F.	Licensee desires to obtain a license under the Patent Rights and Know-How.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the Parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1	“Affiliate” means any individual or entity directly or indirectly controlling, controlled by or under common control with, a Party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control. For the limited scope of this Agreement, Kansas State University (hereinafter the “University”) is deemed to be an Affiliate of Foundation and University of Iowa (“UI”) is deemed an Affiliate of University of Iowa Research Foundation Iowa (“UIRF”).

1.2	“Confidential Information” as used in this Agreement means all information in any form whatsoever disclosed in any manner by or on behalf of one Party or its Affiliates to the other Party or any of its Affiliates before or after the Effective Date and includes without limitation information about products, raw materials, packaging, manufacturing processes, samples, technical information, scientific information, financial information, business information, customer and supplier lists, and the terms and conditions of this Agreement .

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1.3	“Control” means, with respect to any item of Know-How, Patent Right, or other intellectual property right, a Party has the ability (whether by sole, joint or other ownership interest, license, sublicense or otherwise, and including any such abilities which are contingent) (other than by operation of the licenses granted in this Agreement) to grant a license, sublicense, access or right to use (as applicable) under such item of Know-How, Patent Right, or other intellectual property right to the other Party on the terms and conditions set forth herein at the time of such grant, in each case without breaching the terms of any agreement with a third party.

1.4	Omitted

1.5	Omitted

1.6	“Field of Use” means all uses of “Licensed Products” for all fields, including but not limited to therapeutic, prophylactic and diagnostic uses.

1.7	“Know-How” means any subject matter owned or Controlled by Foundation relating to the subject matter of the Patent Rights but not claimed in the Patent Rights and otherwise not known to the general public.

1.8	“Licensed Products” means on a country-by-country basis, any product for use in the Field of Use.

1.9	“Net Sales” means the gross amount of monies or cash equivalent or other consideration which is paid by unaffiliated third parties to Licensee, and its sublicensee’s billings for Licensed Products less the sum of the following:

a.	discounts allowed in amounts customary in the trade;
b.	sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;
c.	outbound transportation and insurance prepaid or allowed;
d.	amounts allowed or credited on returns, rebates, chargebacks and other allowances; and
e.	retroactive price reductions that are actually allowed or granted.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collection s. Licensed Products shall be considered “sold” when billed out or invoiced. For the purposes of calculating Net Sales, transfers to a sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the sublicensee or Affiliate shall be treated as sales by Licensee at list price of Licensee and (ii) resale by a sublicensee or an Affiliate shall not be treated as Net Sales, but the resale thereof shall be treated as Net Sales; provided, however, Net Sales shall not include any Licensed Products transferred for use in connection with clinical trials or other development activity, pre-clinical research and trials, promotional use (including samples), compassionate use or indigent programs. [For “compassionate use”, see https://www.fda.gov/news-events/public-health-focus/expanded-access https://www.cancer.org/treatment/treatments-and-side-effects/ clinical-trials/ compassionate-drug-use.html ]

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1.10	“Patent Rights” means any subject matter claimed in or disclosed by [*].

1.11	“Term” the term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in Article 11, shall continue in full force and effect until the expiration of the last to expire of the Patent Rights.

1.12	“Territory” means worldwide.

1.13	“Valid Patent Claim” means a claim in any issued and unexpired patent included in the Patent Rights, which claim has not been held invalid or unenforceable by the decision of a court or government agency or other appropriate body of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), has not been abandoned or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer, and has not been made unenforceable due to failure to pay maintenance fees.

ARTICLE 2: LICENSE GRANT

2.1	Subject to the terms and conditions set forth herein, Foundation hereby grants to Licensee an exclusive, royalty-bearing right and license in the Territory for the Field of Use to practice under the Patent Rights to make, have made, use, lease, sell, offer to sell, and import Licensed Products in the Territory until the end of the Term for which the Patent Rights are granted to the Foundation by the responsible agencies, unless this Agreement shall be sooner terminated according to the terms hereof.

2.2	Foundation also hereby grants to Licensee a non-exclusive right and license in the Territory for the Field of Use to practice under the Know-How to make, have made, use, lease, sell, offer to sell, and import Licensed Products in the Territory until the end of the Term for which the Patent Rights are granted to the Foundation by the responsible agencies, unless this Agreement shall be sooner terminated according to the terms hereof.

2.3	Foundation and the University have a reserved right to practice under the Patent Rights for non-commercial research and educational purposes within the mission of the University, adhering to the confidentiality provisions of Article 13.

2.4	Licensee shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder, provided that Licensee shall give Foundation written notice thereof within thirty (30) days after any such sublicense shall become effective. No such sublicense shall relieve Licensee of its obligations hereunder and Licensee and each such sublicensee shall execute documents to the foregoing effect, a copy of which and any amendments thereto will be furnished to Foundation promptly upon execution and delivery. Upon any termination of this Agreement, all sublicensee’s rights shall also terminate, except as provided in Section 11.7 hereof.

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2.5	Licensee agrees that any sublicense granted by it shall be subject in all respects to restrictions, provisions and obligations in this Agreement and shall be binding upon the sublicensee as if it were a party to this Agreement and include a provision prohibiting the sublicensee from sublicensing its rights under such sublicense agreement.

2.6	Licensee shall not receive from sublicensee(s) anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of Foundation.

2.7	The license granted shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology not specifically set forth in Patent Rights or Know-How.

2.8	Development of the invention was sponsored in part by the United States Government, and as a consequence this Agreement, any license agreement and the invention are subject to overriding obligations to the Federal Government (including a non-exclusive, irrevocable license to use the invention by or on behalf of the Government throughout the world), under 35 U.S.C. §§200-212 and applicable regulations.

ARTICLE 3: DUE DILIGENCE

3.1	Licensee shall use commercially reasonable efforts and shall cause its sublicensees to use commercially reasonable efforts: (a) to develop Licensed Products; (b) to introduce Licensed Products into the commercial market; and (c) to market Licensed Products following such introduction into the market; to the extent such Licensed Products are covered by a Valid Patent Claim.

3.2	Foundation will provide Licensee with all information and data related to the Patent Rights and Know-How, including the following data upon signing of this Agreement and as developed in the future:

(a)	List of all antiviral compounds described in Patent Rights or Know-How;

(b)	All available in vitro and in vivo data and reports of such antiviral compounds;

(c)	Detailed synthesis routes of such antiviral compounds; and

(d)	Invention disclosures pertaining to the Patent Rights (such disclosures at the Other Institutions to be provided reasonably soon after the Effective Date).

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3.3	Omitted

3.4	Until reporting begins under Section 5.2, Licensee shall, within sixty (60) days after the end of each calendar year starting in year 2021, furnish Foundation with a written report summarizing its, its Affiliates’ and its sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including: (a) research and development activities completed; (b) commercialization and/or other distribution efforts, including significant corporate transactions involving Licensed Products; and (c) marketing efforts. Each report must contain a sufficient level of detail for Foundation to assess whether Licensee is in compliance with its obligations under Section 3.1 and a discussion of intended efforts for the then current year. Together with each report, Licensee shall provide Foundation with a copy of the then current development plan for the current year, including an updated schedule of anticipated events or milestones.

3.5	Licensee’s failure to perform in accordance with Section 3.4 above shall be grounds for Foundation to terminate this Agreement pursuant to Section 11.3 herein, providing such deficiency is not remedied within ninety (90) days of notice by Foundation to Licensee that such deficiency exists.

ARTICLE 4: CONSIDERATION FOR GRANT OF LICENSE

4.1	For the rights, privileges and license granted, Licensee agrees to reimburse Foundation the sum of [*], payable thirty (30) days after the Effective Date, for third-party fees and expenses paid by Foundation prior to the Effective Date of this Agreement associated with the filing, prosecution and maintenance of the Patent Rights. The details of these fees are set forth in Appendix A (“Patent Fees”). Licensee shall also make the following payments to Foundation in the manner hereinafter provided during the Term:

(a)	LICENSE INITIATION FEE: Licensee shall pay to Foundation a non-refundable License Initiation Fee in the sum of [*], payable thirty (30) days after the Effective Date. This License Initiation Fee shall be separate from and unrelated to any other fees, such as, the Annual License Maintenance Fees, and Royalty payments set forth in this Article 4.

(b)	ANNUAL LICENSE MAINTENANCE FEE: Licensee shall pay the following annual license maintenance fees (the “Annual License Maintenance Fees”):

[*] each year for the first [*]; and [*] each year thereafter.

Such Annual License Maintenance Fees shall be due on the anniversary date of the Effective Date and are non-refundable.

Annual License Maintenance Fees paid in the years prior to the year of first commercial sale of first Licensed Product by Licensee for human therapeutic use shall be creditable against future Running Royalties (as hereinafter defined) due in the years after the first commercial sale. Such credits may be used at a rate of up to 50% of the Running Royalties due in a given year. Unused credits will carryover and be applied to Running Royalties in future years until exhausted.

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Beginning with the year of the first commercial sale of first Licensed Product by Licensee for human therapeutic use, Running Royalties accrued in the twelve (12) months prior to the due date of each Annual License Maintenance Fee shall be creditable only against such Annual License Maintenance Fee up to 100% of the Running Royalties accrued by the end of that same twelve (12) month period. For the avoidance of doubt, this paragraph and the next paragraph shall be applied first to the Annual License Maintenance Fee that is due before the immediately preceding paragraph is applied.

As set forth in Section 4.l(f), any payment to Foundation pursuant to Section 4.l(e) in the immediately preceding twelve (12) months shall also be applied to the Annual License Maintenance Fee then due.

(c)       RUNNING ROYALTIES: During the Term, Licensee shall pay Foundation running royalties in an amount equal to [*] of Net Sales of Licensed Products covered by a Valid Patent Claim (such royalties, the “Running Royalties”); provided, however, that in the event Licensee or its sublicensee or Affiliate is required to pay a third party in consideration for a license under any patent rights claiming the composition, use or manufacture of the Licensed Product, Licensee shall then be entitled to credit fifty percent (50%) of such third party payments against the Running Royalties with respect to the Net Sales of the Licensed Product, such credit not to exceed fifty percent (50%) of the Running Royalties otherwise due for any calendar quarter for the Licensed Product.

(d)	DEVELOPMENT MILESTONE PAYM ENTS: Licensee will pay development milestone payments as set forth below within thirty (30) days after the achievement of the relevant milestone by Licensee, or its affiliates or sublicensees, as applicable, with respect to a therapeutic Licensed Product for human use.

“Major Country” means the United Kingdom, France, Germany, Italy, Spain or Canada.

Dosing of the first patient with the first Licensed Product in a Phase 1 clinical trial	[*]
Dosing of the first patient with the first Licensed Product in a Phase 2 clinical trial	[*]
Dosing of the first patient with the first Licensed Product in a Phase 3 clinical trial	[*]
Regulatory approval of the first Licensed Product in the United States	[*]
First commercial sale of the first Licensed Product in the United States	[*]
First commercial sale of the first Licensed Product in a Major Country outside North America.	[*]

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(e)	I. Sublicensing for Human Health Use - In addition to Running Royalties, a percentage of any upfront payments received by Licensee from sublicensees in consideration for sublicensing the Patent Rights for human use (drugs) shall be paid to Foundation based on the following schedule:

●	[*]
●	[*]
●	[*]
●	[*]

II. [*]

●	[*]
●	[*]

(f)	All payments made in accordance with Sections 4.l(c) and 4.l(e) shall be credited against the Annual License Maintenance Fee provided for in Section 4.l(b), but only with respect to the immediately preceding twelve (12) months in which they are received by Foundation.

4.2	No multiple Running Royalties shall be payable because any Licensed Product, its manufacture, use, lease; importation or sale are or shall be covered by more than one Valid Patent Claim in one or more Patent Rights licensed under this Agreement.

4.3	All Running Royalty payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government and which shall be paid by Licensee. Non royalty payments under Section 4.l(e) shall be net of any transaction taxes or fees, not including income tax on profits, which may be imposed by any government upon receipt by Licensee.

4.4	Running Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party, not an Affiliate or sublicensee whose resale would constitute Net Sales. Licensee shall within sixty (60) days after March 31, June 30, September 30 and December 31, of each year, pay Running Royalties. Each payment shall be for Running Royalties accrued within Licensee’s most recently completed calendar quarter.

4.5	Royalty payments shall be paid in United States Dollars (“USD”) without deduction of exchange, collection or other charges in Manhattan, Kansas, or at such other place as Foundation may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of Running Royalties, such conversion shall be made by using the exchange rate published in the Wall Street Journal on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

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4.6	All payments due Foundation shall be made out to “Kansas State University Research Foundation.” Payment may be remitted via bank wire transfer, at Licensee’s expense, in immediately available funds to such bank account in the United States designated in writing by Foundation from time to time.

4.7	The Running Royalty and other payments set forth in this Agreement and amounts due under Article 6 shall, if overdue, bear interest from and including the date payment is due until payment at a per annum rate equal to [*] percent ([*]%). The payment of such interest shall not foreclose Foundation from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 5: REPORTS AND RECORDS

5.1	Licensee shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable by Licensee to Foundation. Said books of account shall be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection by an independent certified public accounting firm selected by Foundation and reasonably acceptable to Licensee, at Foundation’s expense, for the sole purpose of verifying Licensee’s royalty statements or compliance in other respects with this Agreement. The accounting firm shall disclose to Foundation whether the reports are correct or incorrect and the extent of any discrepancy. Should such inspection lead to the discovery of a greater than five percent (5%) discrepancy in reporting to Foundation’s detriment, Licensee agrees to pay the full cost of such inspection. Foundation may exercise its rights under this Section 5.1 only once every year per audited entity and only with reasonable prior notice to the audited entity.

5.2	Before the first commercial sale of a Licensed Product, Licensee shall submit the reports due under Section 3.4. After the first commercial sale of a Licensed Product, Licensee, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to Foundation true and accurate reports of the business conducted by Licensee and its sublicensee(s) during the preceding three-month period using a format similar to the example shown in Appendix B (“Royalty Report Form”). These shall include the following:

(a)	amount of Licensed Products manufactured and sold by Licensee and all sublicensees;

(b)	total billings for Licensed Products sold by Licensee and all sublicensees;

(c)	methods used to calculate the Running Royalty;

(d)	the exchange rate used;

(e)	deductions applicable as provided in Section 1.9;

(f)	non-royalty sublicensing payments due under Section 4.l(e);

(g)	total Running Royalties due; and

(h)	names and addresses of all sublicensees of Licensee.

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With each such report submitted, Licensee shall pay to Foundation the royalties due and payable under this Agreement. Licensee shall provide such report even if no royalties shall be due.

ARTICLE 6: PATENT PROSECUTION

6.1	Foundation will be responsible for the preparation, filing, prosecution, protection, defense and maintenance of all Patent Rights, using independent patent counsel reasonably acceptable to Licensee. However, Foundation shall give Licensee the opportunity to provide comments on and make requests of Foundation concerning the preparation, filing, prosecution, protection, defense and maintenance of the Patent Rights, and shall seriously consider such comments and requests; however, final decision-making authority shall vest in Foundation.

6.2	Foundation, either directly or through its attorneys, shall keep Licensee or its designated attorneys adequately informed with respect to the filing, prosecution, and maintenance of all patent applications and patents licensed under this Agreement. Licensee shall have the right to request and receive additional information, as Licensee or its attorneys may require, including copies of patent applications, patents, patent office actions, and replies thereto.

6.3	Separate from the payments set forth in Article 4, Licensee shall reimburse Foundation for all reasonable costs associated with the Patent Rights incurred after the Effective Date and paid by Foundation or its Affiliate without reimbursement by a third party. These reimbursements shall be due within thirty (30) days after receipt of Foundation’s invoice by Licensee, and shall be non-refundable and non-creditable. To the extent practicable, such expenses shall be pre-approved by Licensee, and Foundation agrees to consult with Licensee as to the preparation, filing, prosecution and maintenance of the Patent Rights and shall furnish to Licensee copies of relevant documents in Foundation’s or its counsel’s possession reasonably in advance of such consultation. If Licensee fails to provide direction before two (2) weeks prior to a deadline, Foundation will proceed on its own judgment and, provided that Licensee has received two (2) months’ prior notice of the deadline, Licensee shall be responsible for costs as if pre-approved. If, by two (2) weeks prior to expiration of a filing deadline, Licensee elects not to make such payment, Foundation may elect to make such payment at Foundation’s own cost, in which case Licensee shall have no further rights with respect to said specific patent action, any other Section of this Agreement notwithstanding.

6.4	If Licensee decides that it does not wish to pay for the prosecution or maintenance of any Patent Rights in a particular country, Licensee shall provide Foundation with prompt written notice of such election. Upon receipt of such notice by Foundation, Licensee shall be released from its obligation to reimburse Foundation for such expenses incurred thereafter as to such Patent Rights; provided, however, that expenses authorized prior to the receipt by Foundation of such notice shall be deemed incurred prior to the notice. In the event of Licensee’s election hereunder to no longer pay for prosecution or maintenance of any Patent Rights, any license granted by Foundation to Licensee hereunder with respect to such Patent Rights will terminate, and Licensee will have no rights whatsoever to exploit such terminated Patent Rights. Foundation will then be free, without further notice or obligation to Licensee, to grant rights in and to such terminated Patent Rights to third parties in the Field of Use, while Licensee shall retain full rights hereunder with respect to all other patent rights then within the Patent Rights.

ARTICLE 7: INFRINGEMENT

7.1	Either Party shall promptly inform the other Party in writing of any alleged infringement of the Patent Rights by a third party and shall provide the other Party with any available evidence thereof. Neither Party shall notify a third party of the infringement of Patent Rights without first consulting with the other Party. Both Parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

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7.2	During the Term, Licensee shall have the first right, but not the obligation, to prosecute at its own expense all infringements of the Patent Rights and, in furtherance of such right, Foundation hereby agrees that Licensee may include Foundation and the Other Institutions as a party plaintiff in any such suit, without expense to Foundation and the Other Institutions provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. The total cost of any such infringement action commenced or defended solely by Licensee shall be borne by Licensee. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Foundation, which consent shall not unreasonably be withheld. Licensee shall indemnify Foundation and the Other Institutions against any order for costs that may be made against Foundation or the Other Institutions in such proceedings.

7.3	In the event that Licensee shall undertake the enforcement and/or defense of the Patent Rights by litigation, Licensee may withhold up to fifty percent (50%) of the payments otherwise due Foundation under Article 4 herein and apply the same toward reimbursement of up to half of Licensee’s third-party litigation expenses, including reasonable attorneys’ fees, in connection therewith. Any recovery of damages by Licensee for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to such suit, and next toward reimbursement of Foundation for any payments under Article 4 past due or withheld and applied pursuant to this Article 7. Licensee shall receive sixty percent (60%), and Foundation shall receive forty percent (40%) of the balance of any recovery, damages, or settlement proceeds after the foregoing allocation is performed.

7.4	If within six (6) months after having been notified of any alleged infringement, Licensee shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if Licensee shall notify Foundation at any time prior thereto of its intention not to bring suit against any alleged infringer then, and in those events only, Foundation shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and Foundation may, for such purposes, use the name of Licensee as party plaintiff.

7.5	In the event that Foundation shall undertake enforcement and/or defense of the Patent Rights litigation, any recovery, damages or settlement derived from such action shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Foundation. Foundation shall receive sixty percent (60%), and Licensee shall receive forty percent (40%) of the balance of any recovery, damages, or settlement proceeds after the foregoing allocation is performed.

7.6	In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Licensee, Foundation, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense, provided that Foundation consults with and keeps Licensee promptly informed regarding such declaratory judgment action.

7.7	In any infringement suit as either Party may institute to enforce the Patent Rights pursuant to this Agreement, the other Party hereto shall, at the request and expense of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees (and employees of the University) testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

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7.8	Licensee shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the Patent Rights. Any upfront fees as part of such a sublicense shall be first be used to reimburse the costs of the Party bringing the infringement action against the infringer and the balance will be shared with Foundation in accordance with Section 4.l(e); other royalties shall be treated per Article 4.ARTICLE 8: LIABILITIES AND WARRANTIES

8.1	Licensee represents and warrants that it will comply, and will require that its Affiliates and sublicensees comply, with all applicable local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants, that is shall comply, and will require its Affiliates and sublicensees to comply, with all applicable United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all applicable Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will require that its Affiliates and sublicensees comply with, all applicable United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or sublicensees, and that it will indemnify, defend, and hold the Foundation Indemnitees harmless (in accordance with Section 8.2) for the consequences of any such violation.

8.2	Licensee shall at all times during the Term and thereafter, indemnify, defend and hold Foundation, the University and the Other Institutions and their trustees, agents, their directors, officers, employees, inventors/assignors and Affiliates (collectively, the “Foundation Indemnitees”), harmless against all third-party claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees (collectively, “Foundation Claims”), arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Products by Licensee or its sublicensees or arising from any obligation of Licensee hereunder. The rights and obligations of this section shall survive termination or expiration of the Agreement with respect to Foundation Claims arising during the Term. Notwithstanding the foregoing, each of Foundation Indemnitees shall not be entitled to indemnification for any claim, liability, loss, cost, damage, or expenses to the extent caused by the fraud or willful misconduct of a Foundation Indemnitee or breach of this Agreement by Foundation.

8.3	Foundation shall at all times during the Term and thereafter, indemnify, defend and hold Licensee, and its, agents, their directors, officers, employees, inventors/assignors and Affiliates (collectively, the “Licensee Indemnitees”), harmless against all third-party claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees (collectively, “Licensee Claims”), arising from any obligation of Foundation Indemnitees hereunder. The rights and obligations of this section shall survive termination or expiration of the Agreement with respect to Licensee Claims arising during the Term. Notwithstanding the foregoing, each of Licensee Indemnitees shall not be entitled to indemnification for any claim, liability, loss, cost, damage, or expenses to the extent caused by the fraud or willful misconduct of a Licensee Indemnitee or breach of this Agreement by Licensee.

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8.4	Licensee acknowledges it has or can establish the skill, knowledge, and capability to develop, produce, manufacture, market, and sell Licensed Products and/or Services.

8.5	Foundation represents and warrants that:

(a)	Foundation Controls the Patent Rights, has been assigned all right, title and interest of the University in the Patent Rights, and Controls the University’s rights in the Know-How;

(b)	No other party, other than the United States government (pursuant to the Bayh-Dole Act) or the Other Institutions as described above, has an interest in or right to the Patent Rights;

(c)	Foundation has the right and authority to enter into this Agreement and to grant the rights and licenses herein granted;

(d)	To the best of Foundation’s knowledge, there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written or implied, inconsistent with the rights and licenses granted to Licensee under this Agreement;

(e)	Foundation has not executed and will not execute any agreement in conflict herewith and has not granted and will not grant any license rights to the Patent Rights and will not grant any exclusive rights to the Know-How for the Field of Use;

(f)	To the best of Foundation’s knowledge, the Patent Rights do not infringe the rights of third parties;

(g)	Foundation’s obligations undertaken under this Agreement are valid and enforceable; and

(h)	To the best of the knowledge of Foundation, without making an inquiry of the Other Institutions, there are no other invention disclosures or patent filings at or by the Foundation or Other Institutions that would dominate or would be dominated by the above-mentioned invention disclosures or patent filings with respect to small molecule inhibitors against picornaviruses, caliciviruses or coronaviruses.

8.6	Nothing in this Agreement shall be construed as: (1) a warranty by Foundation or the Other Institutions that they can or will be able to obtain patents on patent applications included in the Patent Rights, or that any of the Patent Rights will afford adequate or commercially worthwhile protection; (2) a warranty or representation that any or all Patent Rights would be found valid by a court of competent jurisdiction; (3) a warranty or representation that anything made, used, sold or otherwise disposed of by Licensee under the rights and licenses or sublicenses granted in this Agreement is or will be free from infringement of patents of third parties (except as expressly provided in Section 8.S(f)); or (4) conferring by implication or otherwise any license or rights under any patents of Foundation or the Other Institutions other than the Patent Rights, provided, however, that Foundation shall not invoke any dominant patent or patent application Controlled by the Foundation to in any way restrict the rights and/or licenses granted to Licensee under this Agreement.

8.7	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, FOUNDATION, THE OTHER INSTITUTIONS, THEIR TRUSTEES, AGENTS, DIRECTORS, OFFICERS, EMPLOYEES, INVENTORS/ASSIGNORS AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS, CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY FOUNDATION OR THE OTHER INSTITUTIONS THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY (EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8.S(f). IN NO EVENT SHALL FOUNDATION, THE OTHER INSTITUTIONS, THEIR TRUSTEES, AGENTS, DIRECTORS, OFFICERS, EMPLOYEES, INVENTORS/ASSIGNORS AND AFFILIATES OR LICENSEE AND ITS AFFILIATES AND SUBLICENSEES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER FOUNDATION OR LICENSEE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

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ARTICLE 9: NON-USE OF NAMES

9.1	Licensee shall not use the names or trademarks of the University, Foundation or the Other Institutions, nor any adaptation thereof, nor the names of any of their employees, unless said employee is or was also an employee of Licensee, in any advertising, promotional or sales literature without prior written consent obtained from the University, Foundation, the Other Institution or said employee, in each case; except that Licensee may state that it is licensed by Foundation, including on behalf of the Other Institutions, under one or more of the patents and/or applications comprising the Patent Rights.

9.2	Foundation, the University and the Other Institutions shall not use the names or trademarks of Licensee, nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from Licensee, in each case; except that Foundation and the Other Institutions may state that they have licensed Licensee under one or more of the patents and/or applications comprising the Patent Rights, to the extent required or affirmatively permitted under policies of Foundation, the University or the Other Institutions or state statute or regulation.

ARTICLE 10: GOVERNMENTAL MATTERS

10.1.	If this Agreement or any associated transaction is required by the law of any nation to either be approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so. Licensee shall notify Foundation if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

10.2.	Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

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ARTICLE 11: TERMINATION

11.1.	Either Party may terminate this Agreement immediately upon filing or institution by or against the other Party of bankruptcy, reorganization, liquidation or receivership proceedings (unless any involuntary proceeding that is filed or instituted against the other Party is not dismissed within ninety (90) days), or upon an assignment of a substantial portion of the assets for the benefit of creditors by either Party.

11.2.	Should Licensee fail to make any payment whatsoever due and payable to Foundation, Foundation shall have the right to terminate this Agreement effective on thirty (30) days’ written notice, unless Licensee shall make all such payments to Foundation within said thirty (30) day period or unless Licensee is contesting in good faith the obligation to make the payment. Upon the expiration of the thirty (30) day period, if Licensee shall not have made all such payments to Foundation or is not contesting in good faith the obligation to make the payment, the rights, privileges and license granted shall automatically terminate. Obligations and payments due at the time of termination shall survive termination.

11.3.	Upon any material breach or default of any of the provisions of this Agreement by Licensee other than those occurrences set out in Sections 11.1 and 11.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Section 11.3, Foundation shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on ninety (90) days written notice to Licensee. Such termination shall become automatically effective unless Licensee shall have cured any such material breach or default prior to the expiration of the ninety (90) day period and informed Foundation thereof in writing.

11.4.	Licensee shall have the right to terminate this Agreement at any time on thirty (30) days’ notice for futility, or on ninety (90) days’ notice for any reason to Foundation, and upon payment of all amounts due Foundation through the Effective Date of the termination.

11.5.	Upon any material breach or default of any of the provisions of this Agreement by Foundation, Licensee shall have the right to terminate this Agreement effective on sixty (60) days’ written notice to Foundation. Such termination shall become automatically effective unless Foundation shall have cured such breach prior to the expiration of the sixty (60) day period and informed Licensee thereof.

11.6.	Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the Effective Date of such termination; and Articles 1, 8, 11, and 13 shall survive any such termination. Licensee and any sublicensee thereof may, however, for up to six (6) months after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall make the payments to Foundation as required by Article 4 and Article 6 of this Agreement and shall submit the reports required by Article 5 hereof. Upon expiration of the Term of this Agreement (but not earlier termination), the nonexclusive license granted pursuant to Section 2.2 shall survive.

11.7.	Upon termination of this Agreement for any reason other than by Licensee pursuant to Section 11.4 or 11.5, any sublicensee not then in default shall have the right to have its sublicense become a direct license from Foundation upon the terms hereof, as further limited in scope, field and terms set forth in the original sublicense, if the sublicensee pays Foundation all amounts Foundation would have received from Licensee with respect to the sublicense if this Agreement had not been terminated.

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ARTICLE 12: NOTICES

Any notice, payments, or reporting required to be given under this Agreement shall be deemed to have been sufficiently given, if mailed by Certified Mail, postage prepaid, or by special courier, addressed to the Party to be notified at its address shown below, or at such other address as may later be furnished in writing to the notifying Party.

In the case of Foundation:

Attention: President

Kansas State University Research Foundation
2005 Research Park Circle

Manhattan, Kansas 66502

[*]

In case of Licensee:

Attention: President

Cocrystal Pharma, Inc.

19805 North Creek Parkway

Bothell, WA 98011

[*]

ARTICLE 13. CONFIDENTIALITY

13.1.	The Parties agree to hold in confidence all Confidential Information; to not disclose any Confidential Information to any third party, to use Confidential Information solely for the purposes of this Agreement, and to disclose such Confidential Information only to individuals within receiving Party’s organization that are directly involved with the Agreement on a need-to know basis, except as set forth in Sections 13.2 and 13.3.

13.2.	Each Party receiving or having access to Confidential Information from the other Party, whether in oral, written, graphic, computer-generated, or any other form, shall exercise due care to prevent its unauthorized disclosure. “Confidential Information” hereunder shall not include or information that:

(a)	is or becomes publicly known through no wrongful act, omission or fault of the receiving Party;

(b)	the receiving Party can reasonably demonstrate is already in the possession of the receiving Party as a matter of right;

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(c)	is received after the date hereof from a third party without restriction and without breach of this Agreement; or

(d)	is independently developed by the receiving Party as evidenced by its records kept in the ordinary course of business.

Nothing herein shall be interpreted to prohibit Licensee from publishing the results of its studies with respect Licensed Products in accordance with industry practices or from disclosing Foundation’s Confidential Information to third parties that Licensee deems necessary or advisable in the ordinary course of business on the condition that such third parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement.

13.3.	The receiving Party may disclose Confidential Information received from the disclosing Party if it is required to be disclosed pursuant to law or regulation or an order or requirement of a competent court, administrative agency, or other governmental body, provided that the receiving Party: (i) uses reasonable efforts to disclose no more of the received Confidential Information than is necessary to comply with such requirement; and (ii) to the extent permitted promptly notifies the disclosing Party of such requirement so that the disclosing Party may seek a protective order or other remedy.

13.4.	Unless otherwise specified in writing, all Confidential Information remains the disclosing Party’s property. Upon termination or expiration of this Agreement and request of the disclosing Party, the receiving Party agrees to return or destroy all Confidential Information received from the disclosing Party, except for one copy, which the receiving Party may keep solely to monitor its obligations under this Agreement.

13.5.	The secrecy obligations of Company with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

13.6.	Foundation shall not, and shall cause the University, not to, publish any information pertaining to the Patent Rights or Know-How that could constitute Confidential Information of Foundation or the University without first providing Licensee a copy of the proposed publication or any modification thereof at least thirty (30) days prior to the proposed publication. Licensee may request a reasonable delay in publication or presentation in order to protect patentable information. If Licensee requests a delay to protect patentable information, Foundation or the University will delay the proposed submission for publication for a period not to exceed thirty (30) days to enable a filing with the patent office to protect such information. Upon expiration of such thirty (30) days, Foundation or the University will be free to proceed with submitting the proposed publication.

ARTICLE 14: MISCELLANEOUS PROVISIONS

14.1	This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Kansas, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

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14.2	The Parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the Parties hereto as to the subject matter hereof and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the Parties hereto.

14.3	This Agreement may not be assigned by either Party without the written consent of the other, which consent shall not be unreasonably withheld, except that each Party may, without such consent, assign this Agreement and the rights, obligations and Interests of such Party to any purchaser of all or substantially all of its asset s or all of its equity, or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or at tempted to be made in violation of the terms of this Section 14.3 shall be null and void and of no legal effect.

14.4	The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

14.5	The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

14.6	This Agreement is the joint product of the Parties hereto and their respective counsel. Each provision hereof has been subject to the mutual consultation, negotiation, and agreement of the Parties and shall not be construed for or against either Party hereto on the basis of authorship thereof.

IN WITNESS WHERE OF, the Parties hereto have executed this Agreement by proper persons thereunto duly authorized as of the Effective Date.

Cocrystal Pharma, Inc.		Kansas State University Research
Research Foundation

By:	/s/ Sam Lee	By:	/s/ Kent Glasscock
Name:	Sam Lee	Name:	Kent Glasscock
Title:	President	Title:	President and CEO
Date:	April 17, 2020	Date:	April 19, 2020

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APPENDIX A - PATENT FEES

[*]

APPENDIX B - ROYALTY REPORT FORM

Please also complete a separate form for each Affiliate and sublicensee for each product sold.

Submitted by:	(Cocrystal Pharma, Inc.)

Submit to:	Kansas State University Research Foundation

Report Period:	Beginning date: __________________	Ending date: __________________

Product Number and Description

Licensee submits the following royalty report for the period indicated above.

A.	Annual License Maintenance Fee due for this license year		$

B.	Less royalties previously paid this license year

	(1) January – March	$

	(2) April – June	$

	(3) July – September	$

	(4) October - December	$

	(5) Total payments to date		$	( )

C.	REPORT PERIOD

(1) Units of product sold

	(2) Sales price per unit	$

	(3) Gross sales of product (1 x 2)	$

	(4) Less allowable deductions	$( )

	(5) Net Sales of product sold (3 – 4)	$

(6) Running royalty rate

	(7) Royalty payment due this period (5 x 6)	$	$	( )

(Enclose remittance made payable to Kansas State University Research Foundation)

D.	Remaining Annual License Maintenance Fee due: (A – B(5) –C(7))		$

For Office Use Only

Authorized Signature

Printed Name, Title

Account no. – Disc. no.	Date
Check number
Check date